Exhibit 99.1

January 6, 2016

Dear fellow shareholder,

I hope you enjoyed a wonderful holiday season and, on behalf of our board of directors and entire bank staff, I wish you a Happy New Year. This past year has arguably been the most productive, and certainly the most ambitious, in our history and we look forward to making the most of these investments and other opportunities in 2016.

A few highlights from the past year:

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We consummated a major merger.  Our partnership with the former American Gateway Bank created a combined institution that is expected to finish the year with approximately $1,050,000,000 in total assets, $900,000,000 in deposits, $750,000,000 in gross loans, and over 10,000 clients. Based on asset size, Business First Bank is now the largest bank headquartered in Baton Rouge and one of the largest financial institutions headquartered in Louisiana. More importantly, the merger marries Business First Bank’s historic strength – commercial lending – with American Gateway Bank’s lower-cost deposit base and branch network, creating a strong platform from which to more aggressively compete in our core market areas.

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We rebranded.  In conjunction with the merger, we unveiled a new, modernized brand that presents attractively to professionals and executives who are in need of commercial and personal banking services. We are coupling this re-design of our logo, website, and signage with an initial foray into digital advertising and an updated internet banking platform. The future of banking will require an investment in technology, not only for product development, but also for increasingly sophisticated marketing efforts, including the use of predictive analytics. We took an initial step in this direction this year. If you haven’t had a chance to experience our new look, I encourage you to explore it at www.b1bank.com and welcome your feedback.

●	We began publicly reporting. Business First Bancshares stock is now registered with the United States Securities and Exchange Commission (SEC). Registration provides shareholders easier access to current and historical company information. Although we have not yet chosen to publicly list our stock on any securities exchange or quotation system, our board will consider this process when and if it believes the listing will create additional value to our shareholders. Until that time, we believe that the process of listing our stock will be simplified by the investments we are now making to provide public information to our shareholders via our SEC filings. While you will find our reporting at the SEC website, I also invite you to review it on a regular basis at our website: www.b1bank.com/about-b1bank/shareholder-information/. We post quarterly and annual filings, in addition to any special announcements.

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We founded a Wealth Solutions Group.  Our new Wealth Solutions department will end the year managing approximately $50,000,000 of assets. The addition of wealth management and brokerage capabilities is an important component of our ability to serve our client base comprehensively. From providing start-up advice and contacts, to traditional commercial and personal banking needs during a company’s growth, to estate planning once maturity has been reached, our bank’s primary mission is to add value to our clients throughout the entrepreneurial life cycle, both personally and commercially. We’ve been pleasantly surprised by the initial reception and would appreciate your consideration for any investment-related needs you or your company might have.

●	We opened a New Orleans Loan Production Office staffed by four bankers. This is our seventh major market area to enter, the second largest in the state. To be Louisiana’s best business-focused community bank entails having a presence in a revitalized New Orleans, which has been undergoing a business renaissance over the past few years. Our market president Chris Keene and his team are off to a solid start and I look forward to working with them in future years, as I continue to do with the bank’s leadership in other areas of the state. No other Louisiana-oriented community bank is as geographically diversified as is Business First, an attribute that we believe maximizes our ability to capture value in a state that is itself one of the more diversified in the country. It’s a long way from New Orleans to Shreveport and we benefit from the diversity that distance offers.

●	We transitioned our Houma Loan Production Office into a full-service branch. We have been active in Houma for a number of years, building up a loan portfolio of approximately $60,000,000 that is comprised of some of the highest quality credits in the bank. With full-service status, we will better serve those existing clients, as well as be able to more effectively compete for additional deposit relationships. This brings our total number of full-service banking centers to 16. Including our Loan Production Office in New Orleans and a new Wealth Solutions office, also in the Houma/Thibodaux area, our total number of locations is up from six at the beginning of 2015 to eighteen at the year’s close.

Taking on a couple of these projects in addition to maintaining our on-going organic development would have been a lot on our plate, but undertaking all six at once made 2015 a particularly busy and meaningful year.

In February, we will celebrate the 10th anniversary of our chartering. Over that time, the bank has established a firm base of consistent cash-flow. In recognition of the stability our “start-up” has achieved, in addition to continuing our commitment to investing in growth, the board of directors has made a preliminary decision to commence the payment of regular quarterly dividends beginning in the first quarter of 2016. We will determine the size and the date of the dividend at the end of the first quarter based on evaluation of that quarter’s performance, but the board anticipates it being in a range of $0.03 to $0.04 per share for the first quarter. We have worked hard to create a unique bank with a solid foundation and we believe this is just the first of many dividend payments yet to come.

Thank you as always for your consistent and on-going support. Risks remain in the industry and in the economy, particularly within our energy-driven communities, but all-in-all I am very pleased with the progress we continue to make and I hope that you are as well. While we feel fortunate to have accomplished so much in 2015, we are eager to take advantage of opportunities in 2016 and beyond. If I can be of any service to you, your company, or family, please call on me.

Happy New Year!

Jude Melville

President and CEO